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                                                                     EXHIBIT 4.7

                                RIGHTS AGREEMENT
                                 AMENDMENT NO. 4

         THIS AMENDMENT NO. 4 TO RIGHTS AGREEMENT is entered into as of May 9, 2002 by Aspen Technology, Inc. (the "Company") and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent"), with respect to the Rights Agreement dated as of March 12, 1998 between the Company and the Rights Agreement, as amended to date (the "Rights Agreement").

         WHEREAS, no Distribution Date, as defined in Section 3(b) of the Rights Agreement, has occurred; and

         WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 4 pursuant to Section 26 of the Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

         The definition of "Exempt Person" set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

         "'Exempt Person'" shall mean Pine Ridge Financial Inc., Perseverance LLC and Smithfield Fiduciary LLC (each an "Investor"), unless and until such time as such Investor directly or indirectly becomes the Beneficial Owner of Common Shares other than Common Shares received (i) as a dividend on, or as a result of any conversion or redemption of, any shares of the Series B-I Convertible Preferred Stock, $.10 par value per share, or Series B-II Convertible Preferred Stock, $.10 par value per share, of the Company, (ii) upon exercise of warrants issued by the Company pursuant to the Amended and Restated Securities Purchase Agreement, dated as of March 19, 2002, between the Company and the Investors (the "March Purchase Agreement"), (iii) pursuant to the Securities Purchase Agreement, dated as of May 9, 2002, between the Company and the persons and entities (including certain Investors and their affiliates) listed on Schedule A thereto (the "May Purchase Agreement"), including Common Shares received upon exercise of warrants issued thereunder, or (iv) otherwise pursuant to the March Purchase Agreement, the Amended and Restated Registration Rights Agreement, dated as of March 19, 2002, between the Company and the Investors, or the May Purchase Agreement. In addition, `Exempt Person' shall include any Person to whom or which an Investor transfers any shares of such Series B-I Convertible Preferred Stock, such Series B-II Convertible Stock or any such warrants."

         IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 4 as of the date first written above.


ASPEN TECHNOLOGY, INC.                     AMERICAN STOCK TRANSFER AND TRUST
                                           COMPANY, AS RIGHTS AGENT


By: /s/ Mary A. Palermo                    By: /s/ Herbert L. Lemmer
    ---------------------------------          ---------------------------------
    Mary A. Palermo                            Name: Herbert L. Lemmer
    Chief Operating Officer                    Title:  Vice President